UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 14, 2017

CHENIERE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16383	95-4352386
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street Suite 1900 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (713) 375-5000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 14, 2017, Jonathan Christodoro and Samuel Merksamer resigned from the Board of Directors (the “Board”) of Cheniere Energy, Inc. (the “Company”) and the Board appointed Andrew Langham and John J. “Jack” Lipinski to serve as members of the Board, effective immediately. Messrs. Langham and Lipinski were appointed to the Board pursuant to the Nomination & Standstill Agreement (the “Agreement”) by and among the Company and Icahn Partners Master Fund LP, Icahn Partners LP, Icahn Onshore LP, Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings LP, Icahn Enterprises G.P. Inc., Beckton Corp., High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Carl C. Icahn, Jonathan Christodoro and Samuel Merksamer (collectively, the “Icahn Group”), dated as of August 21, 2015. Mr. Langham was appointed to the Governance and Nominating Committee of the Board. Mr. Lipinski was appointed to the Audit Committee and the Compensation Committee of the Board.

Mr. Langham has been General Counsel of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion) since 2014. From 2005 to 2014, Mr. Langham was Assistant General Counsel of Icahn Enterprises. Prior to joining Icahn Enterprises, Mr. Langham was an associate at Latham & Watkins LLP focusing on corporate finance, mergers and acquisitions, and general corporate matters. Mr. Langham has been a director of: Welbilt, Inc. (formerly Manitowoc Foodservice, Inc.), a global leader in foodservice equipment and systems, since February 2016; Freeport-McMoRan Inc., a natural resource company, since October 2015; CVR Partners LP, a nitrogen fertilizer company, since September 2015; CVR Refining, LP, an independent downstream energy limited partnership, since September 2014; and CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since September 2014. Mr. Langham received a B.A. from Whitman College and a J.D. from the University of Washington.

Mr. Lipinski serves as Chief Executive Officer and President and a Director of CVR Energy, Inc. (“CVR Energy”), as well as Chief Executive Officer and President and a Director of the general partner of CVR Refining, LP and Executive Chairman of the general partner of CVR Partners, LP. CVR Energy is a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries through its holdings in CVR Refining, LP and CVR Partners, LP. Prior to the formation of CVR Energy, Mr. Lipinski served as Chief Executive Officer and President of Coffeyville Resources, LLC since 2005. Mr. Lipinski has more than 40 years of experience in the petroleum refining and nitrogen fertilizer industries. Mr. Lipinski began his career with Texaco, Inc. In 1985, Mr. Lipinski joined The Coastal Corporation, eventually serving as Vice President of Refining with overall responsibility for Coastal’s refining and petrochemical operations. Upon the merger of Coastal with El Paso Corporation in 2001, Mr. Lipinski was promoted to Executive Vice President of Refining and Chemicals, where he was responsible for all refining, petrochemical, nitrogen-based chemical processing and lubricant operations, as well as the corporate engineering and construction group. Mr. Lipinski left El Paso in 2002 and became an independent management consultant. In 2004, Mr. Lipinski became a Managing Director and Partner of Prudentia Energy, an advisory and management firm. Mr. Lipinski previously served on the board of directors of Chesapeake Energy Corporation, an oil and gas exploration and production company from June 2014 until September 2016. Mr. Lipinski graduated from Stevens Institute of Technology with a B.E. in Chemical Engineering. Mr. Lipinski received a J.D. from Rutgers University School of Law.

Messrs. Langham and Lipinski each will receive the same compensation and indemnification as the Company’s other non-employee directors as described in the Company’s Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 17, 2017.
There are no transactions between Mr. Langham and the Company or between Mr. Lipinski and the Company that would be reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY, INC.

Date:	August 16, 2017	By:	/s/ Michael J. Wortley
		Name:	Michael J. Wortley
		Title:	Executive Vice President and
Chief Financial Officer